EXHIBIT 99.1

Security Bank Corporation Announces Record 2003 Earnings Per Share and 2004 Outlook

Macon, GA., January 22, 2004 / PR Newswire/ — Security Bank Corporation (the “Company”) (NASDAQ:SBKC) today announced results for the year and quarter ended December 31, 2003, as well as the Company’s outlook for 2004.

Results for the Year Ended December 31, 2003

Security Bank Corporation today announced record earnings for the year ended December 31, 2003. Earnings for the year were $8.6 million versus $5.3 million for 2002, an increase of 64%. Earnings per diluted share for 2003 were $1.92 versus $1.52 for 2003, an increase of 26%. The Company acquired the Bank of Gray in May 2003 and 2003 earnings include approximately $2.3 million of additional earnings from the Bank of Gray for seven months.

Net interest income grew $9.2 million, or 44%, over 2002. The increase was due to strong loan growth, the Company’s ability to maintain its net interest margin and the impact of seven months of net interest income from the Bank of Gray, or approximately $5.6 million. Excluding the Bank of Gray impact, net interest income grew $3.6 million or 17%, primarily due to average loan growth of 20% and holding the net interest margin relatively steady at 4.39% for 2003.

Noninterest income grew $4.2 million, or 32%, primarily due to increases in mortgage fee income of $2.2 million, or 17%, deposit service charges of $1.2 million, or 35%, and seven months of noninterest income of $587,000 from the Bank of Gray.

Noninterest expense grew $7.8 million, or 34%, primarily due to seven months of noninterest expense from the Bank of Gray of $2.5 million and increases in salaries and benefits of $3.3 million, of which $851,000 was attributable to increases in mortgage commissions and $460,000 was attributable to salaries and benefits from the de novo operation in Glynn County, with the balance of the increase due to normal salary and benefit increases.

As of December 31, 2003, total assets were $911.3 million, an increase of 57% over year-end 2002 levels. Total loans, excluding loans held for resale, grew $259.2 million to $697.7 million at year-end, an increase of 59%. Excluding the Bank of Gray impact, total loans grew $83.9 million or 18%. Total deposits grew $301.0 million, or 68%, to $741.7 million. Excluding the Bank of Gray, total deposits grew $101.3 million or 23%. Core transaction accounts, which include noninterest-bearing demand deposits, NOW accounts, money market and savings accounts, grew $33.7 million or 18% over year-end 2002 levels.

“2003 was another stellar year for the Company,” said Rett Walker, Security Bank Corporation’s President and CEO. “We enjoyed a record setting year in terms of earnings per share and earnings per share growth. We are also very pleased with the many other significant accomplishments in 2003 and we believe we are positioned very well going into 2004.”

Among the Company’s other accomplishments in 2003:

•	The Company’s total return (which includes stock price appreciation plus dividends) to its shareholders in 2003 was over 29%. Over the last 3 years, the Company’s total return to shareholders has been over 160%.

•	The Company successfully merged with the Bank of Gray, a $230.1 million banking organization, on May 30, 2003. At the date of the merger, the Company’s assets increased from $612.9 million to $869.1 million, or 41.8%. The Bank of Gray now operates under the name of Security Bank of Jones County.

•	As a result of the merger, the Company is now the eighth largest banking company headquartered in Georgia.

•	The Company increased its market share to 15.2%, which is the second largest market share in the Macon MSA, which includes Bibb, Houston, Jones, Peach and Twiggs Counties.

•	The Company opened a de novo banking operation in the high-growth Brunswick/Glynn County market in coastal Georgia. The operation is expected to move into its permanent facility in the first quarter of 2004.

•	In June 2003, the Company’s stock was added to the Russell 2000 index, recognizing the Company as one of the largest 3000 publicly traded companies in the United States in terms of market capitalization. The Company’s market capitalization increased from $81.6 million at the end of 2002 to $158.2 million at the end of 2003, an increase of 94%.

•	In June 2003, the Company also changed its name from SNB Bancshares, Inc. to Security Bank Corporation and changed its stock symbol on the NASDAQ to SBKC. The Company changed its name to Security Bank Corporation to leverage its well-recognized name in the markets in which it operates.

Walker added, “We are very pleased with how the merger with the Bank of Gray has progressed. The acquisition is already proving to be even more positive than we originally thought in terms of its impact on our market presence as well as on our financial performance. The acquisition is also proving to be very beneficial in terms of its diversification benefit to the Company in offsetting the large reduction in revenues from our residential mortgage operation, which began in the third quarter of 2003.

“We also saw significant growth in our core banking franchise as our market share continued to expand in our core Middle Georgia market. The large national and regional players continue to provide opportunities for growth in the Middle Georgia market. Our Glynn County operation is coming together well and should gain significant additional traction when they relocate to their permanent banking facility in the first quarter.

“The Company saw solid growth across all fronts – through acquisition, through organic growth and through our coastal de novo operation. While this growth had a net positive impact on 2003’s results, we feel the much larger impact from the Bank of Gray acquisition and the Glynn County expansion will be felt beginning in 2004.”

Results for the Quarter ended December 31, 2003

For the fourth quarter of 2003, earnings were $2.5 million, or $0.49 per diluted share, versus $911,000, or $0.26 per share for the fourth quarter of 2002. The increase of $1.6 million was due to increases in net interest income of $1.0 million, a decrease in the loan loss provision of $421,000, increases in service charges of $265,000 and earnings from the Bank of Gray of $1.0 million.

Walker commented, “We were extremely pleased to earn $0.49 in the fourth quarter, considering the significant drop-off in mortgage activity in the fourth quarter and considering charges we took in the fourth quarter to reduce our level of nonperforming assets”. The fourth quarter of 2003 reflects approximately $295,000 of after-tax charges related to nonperforming assets. Nonperforming assets were reduced from 1.28% of assets at the end of the third quarter of 2003 to 0.90% of assets at the end of the fourth quarter.

Net interest income on a fully tax-equivalent basis grew $3.6 million, or 65%, versus the year-ago quarter. Excluding the Bank of Gray impact, net interest income on a tax equivalent basis grew $1.0 million, or 17.8%. The net interest margin jumped from 4.32% for the fourth quarter of 2002 to 4.58% for the fourth quarter of 2003. The Company’s net interest margin climbed 24 basis points from 4.34% to 4.58% on a linked quarter basis (from third quarter of 2003 to the fourth quarter of 2003).

Noninterest income increased by $610,000 or 17%, primarily because of an increase in service charge income and the impact of noninterest income from the Bank of Gray. Noninterest expense increased $2.1 million or 34% due to normal salary increases, expenses from the Glynn County operation that that the Company did not have in the fourth quarter of 2002 and $1.2 million of noninterest expense attributable to the Bank of Gray, which the Company also did not have in the fourth quarter of 2002.

2004 Outlook

The Company also announced today its earnings outlook for 2004. Based on current conditions, the Company is projecting to again attain its goal of double-digit earnings per share growth in 2004. The Company is projecting 2004 diluted earnings per share in the range of $2.11 to $2.16 per share. Based on 2003 diluted earnings per share of $1.92, this range equates to 10% to 13% earnings per share growth for 2004.

Walker remarked, “While not anticipating the same exceptional earnings growth as 2003, we believe we can continue to show solid, sustainable earnings growth in 2004. A substantial portion of 2003’s earnings growth of 26% is attributable to unprecedented levels of refinance activity and it is not reasonable to expect that we can replace all of those earnings in 2004. The upshot is that the Bank of Gray, Glynn County and our core banking franchise in Middle Georgia will be providing earnings growth at a time when mortgage income is dropping off significantly”.

About Security Bank Corporation

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. Effective June 3, 2003, the Company changed its name from SNB Bancshares, Inc. to Security Bank Corporation. The Company’s ticker symbol changed on that date from SNBJ to SBKC. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 12 full service offices in Macon, Perry, Warner Robins, and Gray, Georgia, as well as, one full service office in Brunswick. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, St. Simons, Richmond Hill, Rincon, Butler, and Fayetteville.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission (which can also be found under the Company’s former name of SNB Bancshares, Inc.) for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Rett Walker, President and CEO at 478-722-6220 or Jim McLemore, Chief Financial Officer at 478-722-6243.

Security Bank Corporation

Selected Consolidated Financial Data

(Dollars in Thousands, except Per Share Amounts)

Unaudited

	Quarters Ended December 31,			Twelve Months Ended December 31,
	2003	2002	% Change	2003	2002	% Change
EARNINGS SUMMARY:
Net interest income (FTE)	$9,190	$5,567	65.1%	$30,284	$21,020	44.1%
Provision for Loan Losses	730	1,151	–36.6%	2,859	2,603	9.8%
Noninterest Income	4,218	3,608	16.9%	17,339	13,161	31.7%
Noninterest Expense	8,607	6,504	32.3%	30,877	23,037	34.0%
Provision for Income Taxes	1,436	554	159.2%	4,939	3,066	61.1%
Net Income	2,541	911	178.9%	8,647	5,266	64.2%

PER COMMON SHARE:
Basic earnings	$0.51	$0.27	88.9%	$1.98	$1.55	27.7%
Diluted earnings	0.49	0.26	88.5%	1.92	1.52	26.3%
Cash dividends declared	0.10	0.09	11.1%	0.40	0.35	14.3%
Book value	15.06	11.64	29.4%	15.06	11.64	29.4%
Tangible book value	10.00	11.08	–9.3%	10.00	11.08	–9.3%

KEY PERFORMANCE RATIOS (a):
Return on average equity	13.62%	9.25%		14.27%	14.11%
Return on average assets	1.15%	0.66%		1.16%	1.03%
Efficiency ratio	64.19%	70.89%		64.84%	67.40%
Net interest margin (FTE)	4.58%	4.32%		4.39%	4.38%
Net charge-offs to average loans	0.18%	0.58%		0.32%	0.30%

BALANCE SHEET SUMMARY—END OF PERIOD
Investment securities	$102,856	$53,905	90.8%
Loans Held for Resale	11,448	35,955	–68.2%
Loans, gross	697,682	438,448	59.1%
Allowance for loan losses	(9,407)	(5,480)	71.7%
Total assets	911,269	580,762	56.9%
Deposits	741,653	440,633	68.3%
Other borrowed money	85,986	95,752	–10.2%
Stockholders' equity	75,808	39,548	91.7%

ASSET QUALITY—END OF PERIOD
Nonaccrual loans	$4,154	$4,349	–4.5%
Foreclosed loans	70	59	18.6%
Other real estate owned	4,007	1,903	110.6%
Total nonperforming assets	8,231	6,311	30.4%
Allowance for loan losses/NPA’s	114.29%	86.83%	31.6%
Allowance for loan losses/loans	1.35%	1.25%	8.0%

(a)	Annualized based on number of days in the period, except efficiency ratio

Security Bank Corporation

Average Balance Sheet and Net interest Income Analysis

(Dollars in Thousands)

Unaudited

	Quarter Ended December 31, 2003			Twelve Months Ended December 31, 2003
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Earning assets:
Interest-bearing deposits and fed funds sold	$4,857	$14	1.15%	$6,543	$73	1.12%
Investment securities	109,430	1,112	4.06%	78,342	3,159	4.03%
Loans Held for Resale	13,504	204	6.04%	29,518	1,611	5.46%
Loans	674,120	11,195	6.64%	574,706	38,328	6.67%
Total earning assets	801,911	12,525	6.25%	689,109	43,171	6.26%
Non-earning assets	71,091			56,962

Total assets	$873,002			$746,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings and interest-bearing transaction	$174,577	$288	0.66%	$144,547	$1,094	0.76%
Time deposits	438,943	2,458	2.24%	361,105	9,210	2.55%
Other borrowings	83,214	589	2.83%	94,558	2,583	2.73%
Total interest-bearing liabilities	696,734	3,335	1.91%	600,210	12,887	2.15%
Noninterest-bearing liabilities:
Noninterest bearing deposits	96,119			80,472
Other noninterest-bearing liabilities	5,497			4,808
Total liabilities	$798,350			$685,490

Stockholders' Equity	74,652			60,581

Total liabilities and stockholders' equity	$873,002			$746,071

Interest rate spread			4.34%			4.11%

Net interest income		$9,190			$30,284

Net interest margin (FTE)		4.58%			4.39%

Security Bank Corporation

Quarterly Financial Data

(Dollars in Thousands)

Unaudited

	2003				2002
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
EARNINGS SUMMARY:
Net interest income (FTE)	$9,190	$8,791	$6,708	$5,595	$5,567	$5,462	$5,107	$4,884
Loan loss provision	(730)	(783)	(857)	(489)	(1,151)	(402)	(510)	(540)
Noninterest income	4,218	4,443	4,733	3,945	3,608	3,534	2,890	3,129
Noninterest expense	8,607	8,302	7,425	6,543	6,504	5,903	5,234	5,396
Pretax income	3,977	4,060	3,093	2,456	1,465	2,636	2,203	2,027
Provision for income taxes	1,436	1,411	1,205	887	554	979	834	699
Net income	2,541	2,649	1,888	1,569	911	1,657	1,369	1,329
Diluted earnings per share	0.49	0.51	0.46	0.45	0.26	0.48	0.39	0.39

NONINTEREST INCOME DETAIL:
Deposit service charges	$1,496	$1,381	$1,161	$1,006	$1,013	$894	$781	$718
Mortgage origination/SRP fees	2,315	2,678	3,197	2,644	2,318	2,344	1,871	2,054
Other noninterest income	407	384	375	295	277	296	238	357
Total noninterest income	4,218	4,443	4,733	3,945	3,608	3,534	2,890	3,129

NONINTEREST EXPENSE DETAIL:
Salaries and employee benefits	$4,558	$4,846	$4,679	$4,063	$3,739	$3,446	$3,194	$3,225
Occupancy and equipment	800	843	743	677	669	692	597	598
Losses on OREO	292	125	78	44	295	225	56	93
Other noninterest expense	2,957	2,488	1,925	1,759	1,801	1,540	1,387	1,480
Total noninterest expense	8,607	8,302	7,425	6,543	6,504	5,903	5,234	5,396

SELECTED RATIOS:
Net interest margin—FTE (a)	4.58%	4.34%	4.27%	4.34%	4.32%	4.55%	4.41%	4.26%
Efficiency Ratio	64.19%	62.73%	64.90%	68.58%	70.89%	65.62%	65.45%	67.34%
Nonperforming assets/total assets	0.90%	1.28%	1.22%	1.23%	1.09%	1.18%	1.11%	1.23%
Net charge-offs to average loans (a)	0.18%	0.17%	0.83%	0.14%	0.58%	0.30%	0.12%	0.18%

(a)	Annualized based on number of days in the period